Exhibit 10.12

AMENDMENT NO. 2

TO THE

CLAIRE’S HOLDINGS LLC

2018 MANAGEMENT EQUITY INCENTIVE PLAN

This Amendment No. 2 (this “Amendment”) to the Claire’s Holdings LLC 2018 Management Equity Incentive Plan, as amended form time to time (the “Plan”), is made effective as of March 18, 2021.

WHEREAS, Claire’s Holdings LLC (the “Company”) maintains the Plan;

WHEREAS, pursuant to Section 16(a) of the Plan, the Company’s Board of Managers (the “Board”) may, at any time and from time to time, amend the Plan; and

WHEREAS, pursuant to Section 16(d) of the Plan, no amendment to the Plan or any award may materially impair a participant’s rights under any award unless the participant consents in writing.

WHEREAS, the Board desires to amend the Plan and certain Award Agreements to provide for the redemption and conversion of preferred RSUs in a manner consistent with redemption actions taken by the Company with respect to Preferred Units.

NOW, THEREFORE RESOLVED THAT:

1. Amendment to the Plan. Section 4(b) of the Plan is amended to add the following sentence to the end thereof:

In addition, Units underlying RSUs that were to be settled in Preferred Units which were converted into redemption value pursuant to Section 10(d) of the Plan shall not be deemed to constitute Units delivered to the Participant and shall be deemed to again be available for delivery under the Plan.

2. Amendment to the Plan. The last sentence of Section 6(d) of the Plan is amended to read as follows:

Except as otherwise provided under Section 10(d) or in an RSU Agreement, if a cash payment is made in lieu of delivering Units, the amount of such payment shall be equal to the Fair Market Value of the applicable Unit as of the date on which the RSUs settle, less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld.

3. Amendment to the Plan. Section 10 of the Plan is amended to add a new subsection (d) to read as follows:

(d) Redemption of Preferred Units. If the Company, in its sole discretion and pursuant to the terms of the Operating Agreement, elects to redeem any Preferred Units, then a proportionate share, as determined by the Committee in its sole discretion, of a Participant’s RSUs that were to be settled in Preferred Units will be converted from RSUs into the redemption value calculated by multiplying the converted number of RSUs by the Redemption Price (as defined in the Operating Agreement). The redemption value of the RSUs will be payable as a general unsecured obligation of the Company and will remain subject to all other terms and conditions of the RSU Agreement, including vesting and settlement terms, including, as to any redemption value of RSUs with respect to Preferred Units, including any applicable performance targets, vesting percentages, and other performance terms. Thereafter, the total number of RSUs held by a Participant under the applicable RSU Agreement will be reduced by the number of converted RSUs and the Participant will no longer have any rights to cash dividends or unit dividends with respect to the converted RSUs. By way of example, if the Company redeemed 10% of the outstanding Preferred Units at a Redemption Price of $2,837.10 and a Participant held 100 RSUs that were to be settled in Preferred Units on the redemption date, 10 RSUs would be converted into a right to receive an aggregate cash payment of $28,371 (subject to adjustment for any performance vesting terms, to the extent applicable) and the number of outstanding RSUs to be settled in Preferred Units held by such Participant would be reduced to 90.

4. Participant Consent for Outstanding Awards. The amendment to Section 10 of the Plan shall only apply to an RSU granted prior to the date hereof if the applicable Participant consents in writing to the amendment.

5. Ratification and Confirmation. Except as specifically amended by this Amendment, the Plan is hereby ratified and confirmed in all respects and remains valid in full force and effect.

6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the principles of conflicts of laws thereof.

*     *     *

2